Exhibit 10.6

June 6, 2016

Ian Massey

[***]

Re:	Cooperation and Consulting Agreement

Dear Ian:

As you know, StemCells, Inc. (the “Company” or “StemCells”) has terminated its Phase II Pathway Study and has begun an orderly wind down of the Company’s operations. As you also know, the Company has just entered into another letter agreement with you, also dated June 6, 2016, defining the terms of your revised severance benefits (your “Severance Buy-out Agreement”), which is incorporated here by this reference. Capitalized terms used in this letter, but not otherwise defined, have the meanings given to them in your Severance Buy-out Agreement, including its Exhibit A. Nothing in this letter supersedes or amends the terms of your Severance Buy-out Agreement.

The Company has determined that, in order to maximize the value of the Company’s assets, it is important to ensure the continued cooperation and efforts of both you and approximately fifteen other individuals with central roles within the organization, both before and after August 1, 2016. In particular, the Company has determined that your continued cooperation after your termination from the Company may be necessary to enable the Company to sell all or substantially all of its assets at the best price possible for the benefit of all of its stakeholders; and the Company further believes that the compensation set forth in this letter is appropriate and reasonable to provide you with incentive to cooperate with the Company during this difficult time. In this letter, we refer to both you and your colleagues who have entered into substantially identical cooperation and consulting agreements with the Company, and who have not terminated or breached these agreements, as the “Close-out Team.”

This letter therefore sets forth our agreement concerning the scope, terms and conditions of the engagement of you by the Company as a consultant. You are being engaged as an independent contractor, and nothing in this letter creates an employer-employee relationship between the Company and you after your Separation Date.

7707 Gateway Boulevard Newark, CA 94560 USA

T +1 (510) 456-4000 ● F +1 (510) 456-4001

www.stemcellsinc.com

Ian Massey

June 6, 2016

1. Scope of Engagement. By this letter, you are being retained by the Company only for the purposes and to the extent set forth herein. If and to the extent requested, you will use reasonable best efforts, subject to your availability, to assist the Company on such tasks as the Company requests, such as tasks and responsibilities relating to either: (i) the orderly wind down of the Company’s operations, including a potential bankruptcy filing, and/or (ii) the divestiture of Company assets. The scope of these tasks will not necessarily be within the scope of work you’ve been performing as a Company employee even if reasonably related to certain duties you’ve performed.

2. Status as an Independent Contractor.

You will provide services under this agreement as an independent contractor for the Company. Neither of the parties, nor their respective agents, employees, consultants, or representatives, shall be considered employees, joint venturers, co-venturers, partners, or agents of the other party. Nothing contained in this agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, or partners, joint venturers, or co-venturers between you and the Company or between you and any employee or agent of the Company. The relationship of the parties under this agreement is strictly contractual and shall not give rise to any fiduciary relationship. Your activities under this agreement will not be supervised and, other than project delivery or completion dates there are no fixed or set hours for the performance of work hereunder. As an independent contractor, you will determine the method, details, and means of performing all services to be performed under this letter agreement. Likewise, you are responsible for all costs and expenses incident to the performance of services performed under this letter agreement, including but not limited to all fees, licenses, bonds, and taxes required of, or imposed against, you and all other costs of doing business by you. The Company shall not be responsible for any expenses incurred by you in performing any of the services under this letter agreement. You are responsible for furnishing all labor and materials to perform all services hereunder. For example, you must supply, at your own expense, all tools and instrumentalities required to accomplish the work agreed to be performed in accordance with this letter agreement. You are not required to purchase or rent any tools, equipment or services from the Company. You will perform the services required by this letter agreement at a place or location and at such times as you determine will reasonably and efficiently fulfill your obligations under this agreement. However, you acknowledge and agree that your physical presence at the Company’s premises (or any other location as reasonably requested by the Company) may be required as part of your duties under this agreement.

You may not represent to any third person or entity that you are authorized to enter into any contract for, or on behalf of, the Company; and you may not enter into any contract or other commitment for, or on behalf of, the Company or otherwise attempt to bind the Company in any manner whatsoever, without the Company’s prior written consent.

3. Compensation and Disbursements.

As exclusive compensation for your work under this engagement, you and the other members of the Close-out Team, will be eligible to receive the following awards payable upon the successful achievement of the following milestones, as applicable, provided that you use reasonable best efforts to cooperate with the Company and perform

Ian Massey

June 6, 2016

the tasks requested by the Company, and your reasonable best efforts continue through the successful achievement of the following milestones, as applicable:

Fifteen percent (15%) of the proceeds of the sale of all or substantially all of the Company’s assets, payable upon the successful closing of the sale or, if there is more than one sale, the successful closing of the last sale that results in the Company having sold all or substantially all of its assets.

Fifteen percent (15%) of any income received by the Company for the license or assignment of intellectual property, including patents, patent applications and trade secrets, payable when and as received by the Company.

Fifteen Percent (15%) of any up-front payment or fee received by the Company for the divestiture of the Company’s GMP manufacturing facility located at 249 Humboldt Court, Sunnyvale, whether by sublease, assignment, sale of assets, or otherwise, payable when and as received by the Company.

In the event of a Company merger in which the Company is the surviving legal entity (i.e., a reverse merger), then the Close-out team will be entitled to a cash payment equal to fifteen percent (15%) of the valuation ascribed to StemCells, Inc. in the merger transaction for purposes of establishing the share exchange ratio.

The Company will divide any success fees in good faith either ratably based upon efforts made or in equal shares across all eligible members of the Close-out Team. Unless otherwise agreed to in a signed writing by the Company (for example, because either the nature or the magnitude of work requested of you is extraordinary), after your Separation Date, you will not be compensated for any work done during this engagement, except as described above.

All payments to you under this agreement will be made without deduction for withholding taxes and contributions. You are responsible for paying all required state and federal taxes on all amounts received by you under this letter agreement for the performance of the services performed pursuant to this letter agreement. Aggregate annual payments to you in excess of $600 shall be reported by the Company to federal and state taxing authorities and to you annually on IRS form 1099-MISC. You will complete and submit to the Company the Substitute Form W-9 provided by the Company with your signed copy of this letter agreement.

After your separation date, you will not be entitled to any employment benefits of any kind provided by the Company to the Company’s employees, including but not limited to vacation pay, sick leave pay, any retirement plan (e.g., 401(k)) and related benefits, social security, workers’ compensation insurance, health insurance, disability insurance, unemployment insurance benefits, public liability and property damage insurance, travel insurance, legal counsel, bonuses, and other benefits of any kind provided by the Company to its employees. You expressly waive any and all rights to such benefits and agree that you will not be eligible for such benefits even if a tribunal, governmental agency, or other entity with appropriate authority determines that you are an employee of the Company.

4. Equity Awards. Your existing Company-provided equity awards will continue to vest after your Separation Date for so long as you remain a consultant to the Company, as provided by this letter agreement. However, you will be responsible for paying any taxes owed as a consequence of continued vesting.

Ian Massey

June 6, 2016

5. Continuing Obligations. To receive these awards, you will need to act in good faith with respect to the Company’s wind-down and comply with the Company’s policies and procedures during the period of your consultancy, including all previously agreed-upon obligations with respect to the use or disclosure of confidential information or trade secrets of the Company or any Company subsidiary.

6. Termination Rights. This agreement is terminable by you at any time and for any reason. This agreement is terminable by the Company at any time after July 31, 2017, for any reason, and at any time in the event your breach of this agreement or if you are dismissed for cause prior to your Separation Date.

7. Services to Third Parties. The parties recognize that you may provide services to third parties during the term of this letter agreement. However, it is understood and agreed that you shall be bound by all previously agreed-upon obligations with respect to the use or disclosure of the Company’s confidential information and trade secrets, and that you will not use any Confidential Information, directly or indirectly, for the benefit of any third parties. In addition, written notice must be provided to the Company before you provide related services to any third party which is a competitor or competitive business of the Company.

8. Assignment. This agreement is personal in nature. You may not subcontract any work under this agreement. Moreover, neither this agreement nor any duties or obligations under this letter agreement may be assigned by the Company or by you without the other party’s prior written consent.

9. Resolution of Disputes / Choice of Law. This letter agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This letter agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of California without regard to its choice of law provisions. The parties further consent to the federal courts within the state of the defendant’s residence or principal place of business as being the exclusive forums for bringing any action or claim arising from, related to, or seeking to interpret, this letter agreement or any provision of this letter agreement. If, at any time, a violation of any term of this letter agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

10. Entire letter agreement / Modification. The parties hereto represent and acknowledge that in executing this letter agreement they do not rely and have not relied upon any representation or statement made by the other party or by any of the other party’s employees, directors, agents, attorneys, or representatives with regard to the subject matter, or effect of, this letter agreement or otherwise, other than those specifically stated in this written letter agreement. This letter agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except this letter agreement shall not in any way affect, modify, or nullify any prior agreement you entered into with the Company regarding confidentiality, trade secrets, inventions, or unfair competition, including your previous Employment Agreement.

Ian Massey

June 6, 2016

Neither this letter agreement, nor any of its terms, may be modified, amended or waived except by a written agreement signed by both parties. Any waiver of any provision of this letter agreement shall not constitute a waiver of any other provision of this letter agreement unless expressly so indicated.

11. Severability. Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this letter agreement.

12. Counterparts. This letter agreement may be executed in one or more counterparts, with signatures delivered by facsimile or as a .pdf, each of which shall have the efficacy of a second original as if delivered in person, but all of which together will constitute one and the same instrument. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

By your signature below, you agree to the terms of this engagement.

Sincerely,

StemCells, Inc.

/s/ Ken Stratton
By: Ken Stratton
General Counsel and Corporate Secretary

Acknowledged and agreed:

/s/ Ian J. Massey
By: Ian Massey